CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement under the Securities Act of 1933 (SEC File No. 333-98289) of


(1) our independent auditor's report dated June 20, 2002, relating to the balance sheets of AdZone Research, Inc. (formerly Executive Help Services, Inc.) (a Delaware corporation and a development stage company) as of March 31, 2002 and 2001 (post-acquisition) and March 31, 2002 (pre-acquisition) and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the years ended March 31, 2002 and 2001 (post-acquisition), the year ended March 31, 2001 (pre-acquisition) and for the period from February 28, 2000 (date of inception) through March 31, 2002, which report appears in the 2002 Annual Report on Form 10-KSB of AdZone Research, Inc. and

(2) our independent accountant's review report dated November 13, 2002 relating to the unaudited balance sheets of AdZone Research, Inc. as of September 30, 2002 and 2001 and the related statements of operations and comprehensive income for the six and three months ended September 30, 2002 and 2001 and the statements of cash flows for the six months ended September 30, 2002 and 2001, which report has been submitted to management as it relates to the September 30, 2002 Quarterly Report on Form 10-QSB.


/s/ S. W. Hatfield, CPA
---------------------------------
S.W. Hatfield, CPA
Dallas, Texas
December 5, 2002